Exhibit 99.(m)(12)

SIXTH AMENDMENT TO THE AGREEMENT TO SUSPEND DISTRIBUTION PLANS
FOR TIAA-CREF FUNDS

AMENDMENT, dated February 1, 2009, to the Agreement to Suspend Distribution Plans, dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Personal Investors Services, Inc. (“TPIS”).

WHEREAS, the Trust and TPIS wish to extend the term of the Agreement through January 31, 2010;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and TPIS hereby agree to amend the Agreement as follows:

1.   Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006, and, with respect to the Lifecycle Retail Class Plan, the Lifecycle Retirement Class Plan and the Trust’s general Retail Class Plan, shall continue in force until the close of business on January 31, 2010. The Agreement may be terminated earlier than the dates specified above upon written agreement by the parties hereto.

IN WITNESS WHEREOF, the Trust and TPIS have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

____________________
By: Phillip G. Goff
Title: Treasurer

TEACHERS PERSONAL INVESTORS SERVICES, INC.

____________________
By: Keith Rauschenbach
Title: President